EXHIBIT 99

BOSTON BEER REPORTS FIRST QUARTER VOLUME,
REVENUE AND EARNINGS

BOSTON, MA (4/26/04) -- The Boston Beer Company, Inc. (NYSE: SAM) today announced first quarter 2004 volume, revenue and earnings compared to the first quarter 2003.

1st Quarter Results

For the 13-week period ended March 27, 2004, The Boston Beer Company recorded net sales of $44.7 million, a 1.5% decline from the 1st quarter in 2003. Net revenue per barrel increased by 1.1% during the quarter primarily due to price increases. As reflected on the following chart, reported shipment volume for the period was 263,000 barrels, a 2.6% decline from prior year.

Barrels	Q1-2004	Q1-2003	%Chg

Total Boston Beer Brands	261,000	269,000	-3.0%
3rd Party Contract Brewing	2,000	1,000	100%

Total Company	263,000	270,000	-2.6%

The Company recorded net income of $1.3 million or $.09 per diluted share for the quarter versus a net loss of $0.1 million and ($.01) per diluted share for the same period last year. Gross margins as a percent of net sales increased to 59.5% as compared to 58.6% in the prior year first quarter, principally due to net price increases implemented in the 1st quarter 2004 and certain operating efficiencies at its Cincinnati brewery, partially offset by changes in package mix. Advertising, promotional and selling expenses for the quarter were down by $1.8 million or 7.7% in comparison to the same period last year. The decrease was primarily driven by more effective purchasing of media. Additionally, point-of-sale expenditures declined by $0.8 million from the same period in 2003 that included an investment in new style tap handles. General and administrative expenses decreased by $0.6 million or 15.6% in comparison to the same period last year, due to reductions in employee-related costs and legal expenses.

Boston Beer Brand distributor sales to retail (depletions) totaled 248,000 barrels, a 1.8% decrease from the first quarter 2003, primarily as result of declines in Sam Adams Light(R) volume. Shipments and orders in-hand suggest that core shipments for April and May 2004 will be up approximately 8% as compared to the same period 2003. Actual shipments for the current quarter may differ, however, and no inferences should be drawn with respect to shipments in future periods.

Jim Koch, Chairman of The Boston Beer Company, said, "Samuel Adams Boston Lager and Seasonals combined depletions grew approximately 6% in the first quarter, helped by strong growth trends in our on-premise draft business. This growth was offset by the


declines of Sam Adams Light as compared to the first quarter 2003 when the brand was still experiencing strong trial sales. We see similar trends in the order mix received for the second quarter 2004. We continue to be pleased with the current Samuel Adams Boston Lager advertising, while working aggressively to develop stronger Sam Adams Light messaging. We are supporting Sam Adams Light in the second quarter with TV and print advertising but it is too early to determine what effect this investment will have on Light volumes."

Martin Roper, Boston Beer's Chief Executive Officer, commented on the Company's core initiatives, "We are committed to growing Lager, Light and Seasonal brands and continue to focus on developing optimal advertising campaigns. We expect the continued difficult comparables for Sam Adams Light to drag down aggregate depletion volumes during the next two quarters, even if our other brands continue the growth patterns seen in the first quarter. We completed Sam Adams Light positioning research during the first quarter and expect new programs to be introduced in the third quarter to position Light more strongly for growth within the Better Light Beer segment. We are pleased with our overall financial performance in the first quarter 2004. Our gross margins improved over 2003 due to planned price increases and some operational improvements at our Cincinnati brewery. We continue to work on optimizing all of our resources and our pricing strategies given competitive activities. While the Company is beginning to face cost pressures related to freight and brewing costs, based on current information, we still expect double-digit earnings growth for 2004. We remain prepared to increase investment in our brand to drive long term growth at the expense of earnings, if we have proven growth vehicles worthy of such investments."

The Boston Beer Company's balance sheet remains strong with $46.0 million in cash and short-term investments and no debt. The Company's cash flow also remains strong, delivering $2.8 million in operating cash flow for the 1st Quarter of 2004. Although the Company did not repurchase any of its shares during the first quarter, it remains committed to re-investing in its stock and has $5.2 million remaining under an $80 million board authorized spending limit related to the Stock Repurchase Program. Through April 23, 2004 the Company has repurchased a total of 7.1 million shares of Class A Common Stock for an aggregate purchase price of $74.8 million.

The Boston Beer Company plans on filing the first quarter 2004 10Q on May 6, 2004.

The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth-generation brewer Jim Koch, the Company has won more than 650 international awards for its better-tasting beers. Samuel Adams Boston Lager(R) is the Company's flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the web-site at www.samadams.com or visit www.bostonbeer.com for financial information.


Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 27, 2003 and for December 28, 2002. Copies of these documents may be found on the Company's website, www.bostonbeer.com, or may be obtained by contacting the Company or the SEC.

Monday, April 26, 2004


THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:

	(unaudited)
	Quarter Ended

	March 27,	March 29,
	2004	2003

Barrels sold	263	270
Gross revenue	$49,307	$50,123
Less excise taxes	4,652	4,804

Net revenue	44,655	45,319
Cost of goods sold	18,073	18,772

Gross profit	26,582	26,547
Advertising, promotional and selling expenses	21,522	23,310
General and administrative expenses	3,209	3,803

Total operating expenses	24,731	27,113

Operating income (loss)	1,851	(566)
Interest income, net	200	394
Other expense, net	(8)	(8)

Income (loss) before income taxes	2,043	(180)
Provision (benefit) for income taxes	772	(71)

Net income (loss)	$1,271	$(109)

Net (loss) income per share - basic	$0.09	$(0.01)

Net (loss) income per share - diluted	$0.09	$(0.01)

Weighted average number of common shares - basic	14,019	15,734

Weighted average number of common shares - diluted	14,352	15,991

Consolidated Balance Sheets:
	(unaudited)
	March 27,	December 27,
	2004	2003

Assets
Current Assets:
Cash and cash equivalents	$24,746	$27,792
Short-term investments	21,233	15,098
Accounts receivable, net of allowance for doubtful
accounts of$515 and $450 as of March 27, 2004
and December 27, 2003, respectively	9,571	10,432
Inventories	10,467	9,890
Prepaid expenses	1,448	1,126
Deferred income taxes	1,337	1,177
Other current assets	965	2,304

Total current assets	69,767	67,819

Property, plant and equipment, net	16,889	17,059
Other assets	1,178	1,099
Goodwill	1,377	1,377

Total assets	$89,211	$87,354

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$6,343	$6,395
Accrued expenses	14,550	15,504

Total current liabilities	20,893	21,899

Deferred income taxes	2,103	2,191
Other long-term liabilities	693	740

Commitments and Contingencies

Stockholders' Equity
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 17,076,750 and
16,945,418 issued as of March 27, 2004 and
December 27, 2003, respectively	171	169
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued and
outstanding	41	41
Additional paid-in capital	64,398	62,517
Unearned compensation	(374)	(229)
Other comprehensive income	34	45
Retained earnings	76,029	74,758
Treasury stock, at cost
7,102,467 shares as of March 27, 2004 and
December 27, 2003	(74,777)	(74,777)

Total stockholders' equity	65,522	62,524

Total liabilities and stockholders' equity	$89,211	$87,354

Consolidated Statements of Cash Flows:

	(unaudited)
	Quarter Ended

	March 27,	March 29,
	2004	2003

Cash flows from operating activities:
Net income (loss)	$1,271	$(109)
Adjustments to reconcile net income to net cash from
operating activities:
Depreciation and amortization	1,251	1,383
Bad debt expense	65	-
Stock option compensation expense	31	22
Changes in assets and liabilities:
Accounts receivable	795	(156)
Inventories	(577)	(2,399)
Prepaid expenses	(322)	(21)
Other current assets	1,377	98
Other assets	(114)	-
Deferred taxes	52	-
Accounts payable	(51)	2,917
Accrued expenses	(953)	(2,304)
Other long-term liabilities	(46)	132

Net cash used in operating activities	2,779	(437)

Cash flows from investing activities:
Purchases of property, plant and equipment	(862)	(595)
Purchases of available-for-sale securities	(6,138)	(3,337)

Net cash used in investing activities	(7,000)	(3,932)

Cash flows from financing activities:
Purchase of treasury stock	-	(4,995)
Proceeds from exercise of stock options	1,136	320
Net proceeds from the sale of Investment Shares	39	44

Net cash provided by (used in) financing activities	1,175	(4,631)

Change in cash and cash equivalents	(3,046)	(9,000)

Cash and cash equivalents at beginning of period	27,792	20,608

Cash and cash equivalents at end of period	$24,746	$11,608

Supplemental disclosure of cash flow information:
Taxes paid	$87	$1,073
